Exhibit 99.1

Collectors Universe, Inc.

Collectors Universe Reports Financial Results for Fiscal 2016

NEWPORT BEACH, CA – August 30, 2016 — Collectors Universe, Inc. (NASDAQ: CLCT), a leading provider of value-added authentication and grading services to dealers and collectors of high-value collectibles, today announced financial results for its fourth quarter and fiscal year 2016.

Operational and Financial Highlights:

■

Service revenues in the fourth quarter increased by 7% to $16.4 million, from $15.2 million in last year’s fourth quarter, and comprised increases of 15% for cards and autographs and 5% for coins. The 15% increase in cards and autographs services revenues to $4.3 million, represented record quarterly revenues for that business. The 5% increase in coin service revenues to $10.7 million was driven by increases in revenues from our overseas operations.

■

In fiscal year 2016, service revenues were essentially flat at $60.9 million as compared to $61.6 million in fiscal 2015. We generated record second half service revenues in fiscal 2016, which increased by $2.4 million, or 8%, as compared to the second half of fiscal 2015. That second half increase was driven by a 12% increase in cards and autographs service revenues and a 7% increase in coins service revenues.

■

Our overseas operations generated record fourth quarter and fiscal 2016 services revenues, which increased by 42% and 23% as compared to the same respective periods of fiscal 2015. Our China operations generated increases of 26% and 46% in the fourth quarter and fiscal 2016 as compared to the same respective periods of fiscal 2015. Revenues generated by our overseas operations represented 10% and 8% of total service revenues in the fourth quarter and fiscal 2016, respectively.

■

The services gross profit margin was 61% and 63% in the fourth quarter and fiscal 2016 as compared to 59% and 63% in the corresponding periods of fiscal 2015. Fiscal 2016 benefited from a $0.7 million reduction in our warranty expense based on an analysis of our warranty reserve requirements.

■

Operating income increased to $3.1 million and to $12.4 million in the fourth quarter and fiscal 2016 from $2.8 million and $12.1million in the same corresponding periods of the prior fiscal year. Operating results in the fourth quarter and fiscal 2016 include our continued investment in the Collectors.com search tool, which we brought to market in September 2015.

■

Income from continuing operations totaled $1.9 million, or $0.23 per diluted share, and $7.6 million, or $0.89 per diluted share in the fourth quarter and fiscal 2016, as compared to $1.8 million, or $0.21 per diluted share, and $7.4 million, or $0.87 per diluted share in the corresponding periods of the prior year.

■

The Company’s cash position as of June 30, 2016 was $12.0 million as compared to $17.3 million as of June 30, 2015. We used net cash of $5.3 million in fiscal 2016, as the $9.2 million of cash generated by continuing operations was more than offset by our use of $12.0 million to pay dividends to stockholders and $2.1 million used for capital expenditures.

■	On August 26, 2016, we paid our first quarter 2017 cash dividend of $0.35 per share.

Collectors Universe, Inc.

Commentary and Outlook

Robert Deuster, Chief Executive Officer, stated, “We are very pleased with the momentum our businesses experienced during the second half of fiscal year 2016. It reflected stronger share gains in the modern US coin grading market and continued growth in our sports grading business. During the year we also saw the investments we made in the mainland China market yield a 46% year over year revenue increase. We continue to make progress in making our PCGS brand recognized as the leading brand for coin authentication and grading in China. We have attracted a major distributor of Chinese modern coins and dealers of vintage coins and currency, as customers.

“Also, the Collectors.com search engine was introduced last year which now provides collectors with the most comprehensive tool for finding collectibles offered for sale. It now lists 66 million items worth $2.6 billion in value.

“Looking forward, our general business outlook for FY 2017 remains positive for both the US and Asian markets”.

Conference Call and Webcast

Collectors Universe will host a conference call to discuss results on Tuesday, August 30, 2016 at 4:30 p.m. Eastern Time/1:30 p.m. Pacific Time. Interested parties may participate in the conference call by dialing 800-524-8850 or 416-204-9702, five to ten minutes prior to the initiation of the call. A replay of the conference call will be available through September 13, 2016 by dialing 888-203-1112 or 719-457-0820 and entering access code 2973659#. A live webcast of the conference call will also be available on the Collectors Universe website, www.collectorsuniverse.com under Investor Relations: Events and Presentations. The webcast will be archived for 12 months.

About Collectors Universe

Collectors Universe, Inc. is a leading provider of value-added services to the high-value collectibles markets. The Company authenticates and grades collectible coins, trading cards, event tickets, autographs and memorabilia (“collectibles”). The Company also compiles and publishes authoritative information about United States and world coins, collectible trading cards and sports memorabilia (“collectibles”), and operates its CCE dealer-to-dealer Internet bid-ask market for certified coins and its Expos trade show and conventions business. This information is accessible to collectors and dealers at the Company's website, http://www.collectorsuniverse.com and is also published in print.

Cautionary Statements Regarding Forward Looking Information

This news release contains statements regarding our expectations, beliefs or views about our future financial performance and trends in our business and in our markets, which constitute "forward-looking statements" as defined in the Private Securities Litigation Reform Act of 1995. Forward looking statements can often be identified by the use of words such as "believe," "expect," "anticipate," "intend," "plan," "estimate," "project," or future or conditional verbs such as "will," "would," "should," "could," or "may."

Due to a number of risks and uncertainties to which our business and our markets are subject, our future financial performance may differ, possibly significantly, from expectations regarding our future financial performance that are expressed in, or that may be implied or inferred from the discussion of our operating results in this news release. Those risks and uncertainties, and their possible impact on our future financial performance, include, but are not limited to, the following: our continued dependence on our coin business which historically has generated more than 60% of our consolidated revenues and a substantial portion of our operating income, making our operating results more vulnerable to conditions that could adversely affect or cause stagnation in the prices of precious metals and collectible coins; the variability of the modern coin market, which can lead to period-over-period fluctuations in our service revenues; the risks that the economic recovery may stall, or that domestic or international economic conditions may deteriorate as a result of events outside of our control, that could lead to reductions in the demand for our collectibles authentication and grading services and, consequently, in our revenues and operating results; the risk that the weakness or volatility of economic conditions in the United States and worldwide will lead to longer-term changes in the spending habits of consumers and in the availability and use of credit by smaller businesses, such as collectibles dealers, to fund purchases of collectibles, which could lead to longer-term declines in collectibles commerce and, therefore, in the demand for our services; the risks that claims under our coin and trading card authentication and grading warranties will increase substantially and that the warranty reserves we maintain for such claims, will, prove to be inadequate, which could cause our gross margin and operating results to decline or cause us to incur operating losses; the risk that our strategies of offering new services and expanding our collectibles authentication and grading business into new geographic areas, such as Europe and Asia will not be successful in enabling us to improve our profitability or may even cause us to incur significant losses; the risks and added complexity of conducting business overseas; the risk that it may become necessary for us to reduce the amount of, or suspend or discontinue the payment of cash dividends in the future, due to conditions or circumstances outside of our control, such as adverse economic or general market conditions, as well as our future financial performance and the future cash needs of our business.

Collectors Universe, Inc.

Additional information regarding these risks and other risks and uncertainties to which our business is subject is contained in Item 1A, entitled “Risk Factors”, in our Annual Report on Form 10-K for our fiscal year ended June 30, 2016 which we filed with the Securities and Exchange Commission on this date and readers of this news release are urged to review the discussion of those risks and uncertainties in that Report. Also, our actual financial results in the future may differ from those currently expected due to additional risks and uncertainties of which we are not currently aware or which we do not currently view as, but in the future may become, material to our business or operating results. Due to these risks and uncertainties, readers are cautioned not to place undue reliance on the forward-looking statements contained in this news release or in our Annual or Quarterly Reports filed with the Securities and Exchange Commission, which speak only as of their respective dates. We also disclaim any obligation to update or revise any of the forward-looking statements contained in this news release or in our Annual Report on Form 10-K, whether as a result of new information, future events or otherwise, except as may be required by law or NASDAQ rules.

Contact:

Joseph Wallace

Chief Financial Officer

Collectors Universe

949-567-1245

Email: jwallace@collectors.com

- tables to follow -

Collectors Universe, Inc.

COLLECTORS UNIVERSE, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(In Thousands, except per share data)

(Unaudited)

	Three Months Ended June 30,		Year Ended June 30,
	2016	2015	2016	2015
Net revenues:
Grading, and authentication and related services	$16,371	$15,248	$60,886	$61,552
Product Sales	-	123	68	132
	16,371	15,371	60,954	61,684
Cost of revenues:
Grading, authentication and related services	6,452	6,209	22,813	22,901
Product sales	5	106	89	152
	6,457	6,315	22,902	23,053

Gross profit	9,914	9,056	38,052	38,631
Operating expenses:
Selling and marketing expenses	2,293	2,094	8,635	8,896
General and administrative expenses	4,540	4,197	17,047	17,627
Total operating expenses	6,833	6,291	25,682	26,523
Operating income	3,081	2,765	12,370	12,108
Interest income and other expense, net	(13)	(1)	(51)	(42)
Income before provision for income taxes	3,068	2,764	12,319	12,066
Provision for income taxes	1,120	1,012	4,720	4,682
Income from continuing operations	1,948	1,752	7,599	7,384
Income (loss) from discontinued operations, net of income taxes	(6)	20	41	17
Net income	$1,942	$1,772	$7,640	$7,401

Net income per basic share:
Income from continuing operations	$0.23	$0.21	$0.90	$0.88
Income from discontinued operations	-	-	-	0.01
Net income per basic share	$0.23	$0.21	$0.90	$0.89

Net income per diluted share:
Income from continuing operations	$0.23	$0.21	$0.89	$0.87
Income from discontinued operations	-	-	-	-
Net income per diluted share	$0.23	$0.21	$0.89	$0.87

Weighted average shares outstanding:
Basic	8,459	8,361	8,445	8,345
Diluted	8,548	8,519	8,545	8,518
Dividends declared per common share	$0.35	$0.35	$1.40	$1.35

Note: Non-cash stock-based compensation included above	$147	$436	$596	$2,239

Collectors Universe, Inc.

COLLECTORS UNIVERSE, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

(In Thousands, except per share data)

(Unaudited)

	June 30,
	2016	2015
ASSETS
Current assets:
Cash and cash equivalents	$11,967	$17,254
Accounts receivable, net of allowance of $35 in 2016 and $33 in 2015	3,883	2,460
Inventories, net	1,835	1,619
Prepaid expenses and other current assets	1,273	940
Total current assets	18,958	22,273

Property and equipment, net	2,839	2,326
Goodwill	2,083	2,083
Intangible assets, net	1,762	1,558
Deferred income tax assets	2,229	3,544
Other assets	240	236
Non-current assets of discontinued operations	79	182
Total assets	$28,190	$32,202
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$2,728	$1,961
Accrued liabilities	2,491	2,898
Accrued compensation and benefits	3,414	3,890
Income taxes payable	782	521
Deferred revenue	2,563	2,621
Current liabilities of discontinued operations	619	778
Total current liabilities	12,597	12,669

Deferred rent	381	422
Non-current liabilities of discontinued operations	217	642

Commitments and contingencies

Stockholders’ equity:
Preferred stock, $.001 par value; 3,000 shares authorized; no shares issued or outstanding	-	-
Common stock, $.001 par value; 20,000 shares authorized; shares outstanding: 8,898 in 2016 and 8,882 in 2015	9	9
Additional paid-in capital	80,642	79,848
Accumulated deficit	(65,656)	(61,388)
Total stockholders’ equity	14,995	18,469
Total liabilities and stockholders’ equity	$28,190	$32,202

Collectors Universe, Inc.

COLLECTORS UNIVERSE, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(In Thousands)

(Unaudited)

	Year Ended June 30,
	2016	2015
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$7,640	$7,401
Adjustments to reconcile net income to net cash provided by operating activities:
(Income) loss from discontinued operations	(41)	(17)
Depreciation and amortization expense	1,528	1,293
Stock-based compensation expense	596	2,239
Provision for bad debts	5	8
Provision for inventory write-down	168	336
Provision for warranty	(145)	535
Loss on sale of property and equipment	5	19
Changes in operating assets and liabilities:
Accounts receivable	(1,480)	(391)
Inventories	(384)	(67)
Prepaid expenses and other	(333)	427
Deferred income taxes	1,513	533
Other assets	(5)	146
Accounts payable and accrued liabilities	420	(604)
Accrued compensation and benefits	(476)	(249)
Income taxes payable	260	(327)
Deferred revenue	(58)	(24)
Deferred rent	(41)	(39)
Net cash provided by operating activities of continuing operations	9,172	11,219
Net cash used in operating activities of discontinued operations	(440)	(615)
Net cash provided by operating activities	8,732	10,604

CASH FLOWS FROM INVESTING ACTIVITIES:
Capital expenditures	(1,299)	(777)
Capitalized software development costs	(752)	(441)
Proceeds from sale of property and equipment	-	19
Patents and other intangibles	(13)	(57)
Proceeds from sale of business	53	116
Purchase of business	-	(200)
Net cash used in investing activities	(2,011)	(1,340)

CASH FLOWS FROM FINANCING ACTIVITIES:
Dividends paid to common stockholders	(12,008)	(11,361)
Payments for retirement of common stock	-	(558)
Net cash used in financing activities	(12,008)	(11,919)
Increase (decrease) in cash and cash equivalents	(5,287)	(2,655)
Cash and cash equivalents at beginning of year	17,254	19,909
Cash and cash equivalents at end of year	$11,967	$17,254

SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION:
Income taxes paid during the period	$2,971	$4,556